Exhibit 99.1

LifeVantage Announces Record Fourth Quarter and Full Fiscal Year 2012 Results

Company Receives Approval to List on The Nasdaq Capital Market

Fourth Quarter Net Revenue Increases 197% Over Prior Year Period to $44.6 Million

Fourth Quarter Operating Income Improves to a Record $7.3 Million

Company Issues Full Year Fiscal 2013 Revenue, Operating Margin, and Earning Per Share Guidance

Salt Lake City, UT, September 10, 2012, LifeVantage Corporation (OTCBB: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, including its patented dietary supplement Protandim®, the Nrf2 Synergizer®, today reported financial results for the fourth quarter and full year ended June 30, 2012.

Fiscal 2012 Fourth Quarter Highlights Compared to Same Period Last Year Include:

•	Net revenue increased 197% to $44.6 million;
•	Operating margin increased to 16.5% compared to 13.0%; and
•	Operating income grew 275% to $7.3 million.

Fiscal 2012 Full Year Highlights Compared to Fiscal 2011 Full Year Include:

•	Net revenue increased 224% to $126.2 million;
•	Operating margin increased to17.0% compared to 9.5%;
•	Operating income grew 480% to $21.5 million; and
•	Cash and cash equivalents grew to $24.6 million as of June 30, 2012 from $6.4 million as of the prior year-end.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage, stated, "We are pleased to report a strong fourth quarter and a record full year for fiscal 2012. Growing demand for and interest in our products combined with a stronger distributor base and infrastructure enabled us to increase our annual revenue by 224%, increase operating income by 480% and exceed the top end of our previously issued guidance range.”

Mr. Robinson continued, “In fiscal 2012, we made strategic investments into our infrastructure and personnel in corporate administration, finance, marketing, operations, sales and R&D in order to put the necessary platform in place for us to continue our strong growth. As we begin fiscal 2013, we are excited about the opportunities ahead of us. In addition to continuing our strong organic growth in the core United States market, we plan to expand our international presence and enter new markets as well.

“Our financial and operating improvements in fiscal 2012 have also enabled us to achieve a listing on The Nasdaq Capital Market for our common stock. This event marks a major milestone in LifeVantage’s history and will be an important step in achieving long-term shareholder value for our company.”

Mr. Robinson concluded, “As we enter fiscal 2013, we believe we are well-positioned to deliver another record year of revenue and operating income growth. We look forward to updating you on our progress throughout this year.”

Nasdaq Capital Market Listing

The Company announced today that its common stock has been approved for listing on The Nasdaq Capital Market. Shares of LifeVantage’s common stock are expected to commence trading on the Nasdaq Capital Market under its current ticker symbol "LFVN," effective at market opening on September 12, 2012.

Fiscal 2012 Fourth Quarter Results

For the fourth fiscal quarter ended June 30, 2012, the Company reported record net revenue of $44.6 million, compared to $15.0 million for the same period in fiscal 2011, an increase of 197%. On a sequential quarter basis, net revenue increased 23% from the $36.2 million reported for the Company’s 2012 third fiscal quarter ended March 31, 2012.

The year-over-year sales increase was driven by increases in active independent distributors and active preferred customers. The Company defines an active independent distributor as someone who has, in the prior three months, purchased a business pack containing product and sales aids and who intends to sell product to, and actively enroll, other independent distributors and/or preferred customers. The number of active independent distributors increased to approximately 46,000 as of June 30, 2012, compared to approximately 16,000 active independent distributors as of June 30, 2011. Active preferred customers are defined as those customers who have purchased products in the past three months at wholesale price on a monthly auto-ship basis for personal consumption, without the intent to resell LifeVantage products. The number of active preferred customers increased to approximately 119,000 as of June 30, 2012, compared to approximately 35,000 active preferred customers as of June 30, 2011.

Gross profit for the fourth fiscal quarter ended June 30, 2012 increased to $38.2 million, compared to $12.9 million for the same period last year, delivering a gross margin of 85.6%, compared to 85.9% for the prior year period.

Operating expenses for the fiscal year 2012 fourth quarter increased to $30.8 million from $11.0 million for the prior year period, but decreased as a percent of revenue to 69.1% for the fiscal year 2012 fourth quarter, compared to 72.9% of revenue for the same period last year. On a sequential quarter basis, operating expenses as a percentage of revenue increased slightly from 68.5% in the third fiscal quarter. The increase in the amount of operating expenses is due primarily to increased sales commissions which are a direct result of the Company's higher sales volume. This increase in the amount of operating expenses also reflects greater investment in personnel and infrastructure to position the Company for future growth.

Operating income improved to $7.3 million for the fourth fiscal quarter, compared to $2.0 million in the same period last year and $6.4 million in the third fiscal quarter. This was the Company's eighth consecutive quarter of achieving operating income. Operating income margin was 16.5% in the fourth fiscal quarter, compared to 13.0% in the same period last year and 17.7% in the third fiscal quarter.

Net Income for the fourth quarter of fiscal year 2012 was $4.8 million, or $0.04 per diluted share. This compares to a net loss in the fourth quarter of fiscal year 2011 of $47.2 million, or $(0.56) per diluted share.

Fiscal 2012 Full Year Results

For the full year ended June 30, 2012, the Company reported record net revenue of $126.2 million, compared to $38.9 million in fiscal 2011, a 224% increase. Operating income increased to $21.5 million, compared to $3.7 million for the prior fiscal year. Net Income improved to $12.5 million or $0.11 per diluted share compared to a net loss of $50.8 million or $(0.69) per diluted share for the prior fiscal year.

Balance Sheet & Liquidity

The Company's cash balance at June 30, 2012 was $24.6 million, a significant increase from $6.4 million at the end of fiscal 2011, due to strong revenue growth and operating profits. The Company generated $19.4 million of cash flow from operations for the full year ended June 30, 2012, compared to $4.7 million for the prior fiscal year. Stockholders’ Equity increased to $28.3 million as of June 30, 2012 compared to a Stockholders’ Deficit of $(20.8) million as of June 30, 2011.

Dave Colbert, the Company’s recently appointed Chief Financial Officer, commented, "We finished fiscal 2012 in a much stronger financial position compared to previous years. Our strong cash balance provides us the financial flexibility to make strategic investments in our business and continue improving our infrastructure. Importantly, our balance sheet is free of all derivative liabilities, and in fiscal 2013, we will present financial results that we believe will more accurately reflect the operational performance of our business without the impact of non-cash accounting adjustments.”

Fiscal Year 2013 Guidance

The Company anticipates continued strong growth in fiscal 2013. LifeVantage expects to generate revenue for fiscal 2013 in the range of $250 million to $260 million. The Company expects to generate operating income in the range of $34.5 million to $38.2 million, and an operating margin of 13.8% to 14.7%. The Company expects to generate earnings per diluted share in the range of $0.18 to $0.20, based on estimated weighted average diluted shares outstanding of 129 million.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 587-0613 from the U.S. International callers can dial (719) 457-2710. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 12, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 8430189.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately one year.

About LifeVantage Corporation

LifeVantage, (OTCBB:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, UT.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated listing on Nasdaq, revenue, operating profitability, cash flow from operations and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the Company’s inability to successfully expand our operations in existing and other markets and thereafter manage our growth; the Company's ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the Company’s ability to expand its product offerings; violations of law or our procedures by the Company’s independent distributors; the potential for third-party and governmental actions involving the Company's network marketing efforts; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company's business; future laws or regulations may hinder or prohibit the production or sale of the Company's existing product and any future products; unfavorable publicity could materially hurt the Company's business; the Company’s ability to access raw materials for its Products as it grows; and the Company's ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company's Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of,
ASSETS	June 30, 2012	June 30, 2011
Current assets
Cash and cash equivalents	$24,647,585	$6,370,974
Marketable securities, available for sale	-	350,000
Accounts receivable, net	333,295	941,802
Inventory	11,352,789	2,124,663
Current portion deferred income tax asset	1,244,142	-
Prepaid expenses and deposits	1,250,156	487,812

Total current assets	38,827,967	10,275,251

Long-term assets
Property and equipment, net	1,996,849	227,811
Intangible assets, net	1,881,642	1,963,277
Long-term deferred income tax asset	1,479,273	-
Deposits	342,105	32,173

TOTAL ASSETS	$44,527,836	$12,498,512

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,615,967	$799,210
Commissions payable	5,630,976	1,999,969
Reserve for sales returns	862,602	435,135
Accrued bonuses	2,287,208	782,852
Income tax payable	545,672	36,000
Other accrued expenses	2,932,070	1,423,370
Customer deposits	153,557	33,893
Revolving line of credit and accrued interest	-	433,984
Short-term derivative liabilities	-	7,435,883

Total current liabilities	16,027,782	13,380,296

Long-term liabilities
Deferred rent	216,885	21,017
Long-term derivative liabilities	-	19,905,401

Total liabilities	16,244,667	33,306,714

Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock - par value $.001, 50,000,000 shares
authorized; no shares issued or outstanding	-	-
Common stock - par value $.001, 250,000,000 shares
authorized; 110,174,030 and 98,794,499 issued and
outstanding as of June 30, 2012 and 2011, respectively	110,853	98,795
Additional paid-in capital	105,154,116	67,606,293
Accumulated deficit	(76,960,603)	(88,453,607)
Currency translation adjustment	(21,197)	(59,683)

Total stockholders’ equity (deficit)	28,283,169	(20,808,202)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$44,527,836	$12,498,512

The Notes included in Form 10-K for the period ended June 30, 2012 are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the three months ended June 30, (unaudited)		For the year ended June 30,
	2012	2011	2012	2011
Sales, net	$44,603,876	$15,040,561	$126,182,848	$38,919,223
Cost of sales	6,427,171	2,123,859	18,052,151	5,917,394

Gross profit	38,176,705	12,916,702	108,130,697	33,001,829

Operating expenses:
Sales and marketing	24,300,511	8,278,379	68,397,356	21,060,213
General and administrative	5,904,836	2,431,836	16,396,631	7,516,106
Research and development	434,605	193,578	1,359,055	508,603
Depreciation and amortization	198,531	56,719	521,271	214,703

Total operating expenses	30,838,483	10,960,512	86,674,313	29,299,625

Operating income	7,338,222	1,956,190	21,456,384	3,702,204

Other expense:
Interest expense	(52,804)	(3,469,878)	(44,234)	(5,947,683)
Change in fair value of derivative warrant liabilities	-	(45,676,318)	(6,740,525)	(48,454,271)

Total other expense	(52,804)	(49,146,196)	(6,784,759)	(54,401,954)

Net income (loss) before income taxes	7,285,418	(47,190,006)	14,671,625	(50,699,750)
Income tax benefit (expense)	(2,453,354)	3,000	(2,202,548)	(92,000)

Net income (loss)	$4,832,064	$(47,187,006)	$12,469,077	$(50,791,750)

Net income (loss) per share, basic	$0.04	$(0.56)	$0.12	$(0.69)

Net income (loss) per share, diluted	$0.04	$(0.56)	$0.11	$(0.69)

Weighted average shares, basic	109,480,407	84,891,839	102,695,919	73,173,498
Weighted average shares, diluted	126,730,692	84,891,839	118,330,898	73,173,498

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	26,401	(3,081)	38,486	(27,906)

Other comprehensive income (loss)	$26,401	$(3,081)	$38,486	$(27,906)

Comprehensive income (loss)	$4,858,465	$(47,190,087)	$12,507,563	$(50,819,656)

The Notes included in Form 10-K for the period ended June 30, 2012 are an integral part of these condensed consolidated statements.